Exhibit 99.1

RDA HOLDING CO. APPOINTS TOM WILLIAMS

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Randall Curran Named Chairman of the Board of Directors

NEW YORK, NY – April 25, 2011 – RDA Holding Co., today announced that its Board of Directors has appointed Tom Williams President and Chief Executive Officer of The Reader’s Digest Association, Inc (RDA), the global media company and global marketer of books, magazines, music, video and non-published products. Mr. Williams succeeds Mary G. Berner who has left the company. In addition, Randall Curran has been named Chairman of the company’s Board of Directors. The appointments are effective immediately. Mr. Williams will also be joining the Board.

In accepting his appointment, Mr. Williams said, “I am delighted to take on this new responsibility and feel privileged to have the opportunity to build on the role I’ve played in the Company’s evolution over the past few years. RDA is a special company. I have a great appreciation for the vitality and strength of our many brands as well as tremendous respect for our employees who work so hard to make this company great. Going forward, all of us at RDA remain committed to maximizing shareholder value, staying on a sound financial path and building trusted relationships with our customers around the world. I also want to thank Mary for her leadership and passionate commitment over the past four years.”

Commenting on today’s announcement, Ms. Berner said, “With the board transition last week, this was a natural point to move on. I am extremely grateful to all of the employees at RDA for their hard work during my tenure at the Company. I am also very proud of the management team and that together we put the Company on a path to profitable growth. I’ve worked very closely with Tom for the past two years, and I leave the Company knowing that it is in truly capable hands.”

Prior to joining RDA, Mr. Williams, 51, served as Executive Vice President and Chief Financial Officer for Affinion Group, Inc., a global marketing services company, and he previously spent more than 21 years with AT&T Inc. where he held a progression of senior executive positions including Chief Financial Officer of AT&T Networks, AT&T Customer Service, AT&T Global Networking Technology Services and AT&T Laboratories; as well as Vice President Customer Experience and Chief Process Officer, AT&T. Since joining RDA in February 2009, he has served as Chief Financial Officer and is also President of one of RDA’s media and entertainment business units.

Commenting on his appointment as Chairman of the Board of Directors, Randall Curran said, “I’m looking forward to working with Tom and RDA’s experienced management team. RDA has an impressive portfolio of global brands that touch millions of consumers around the world and talented and dedicated employees committed to the company’s success.”

Mr. Curran, 56, was the Chief Executive Officer of ITC^DELTACOM, Inc., a Southeastern telecommunications company that was acquired by Earthlink, Inc. in December 2010. Prior to this, he held chief-level positions at several other telecommunications companies including ICG Communications, Inc.

RDA is a global media and direct marketing company that connects more than 130 million consumers around the world with products and services from trusted brands. With offices in 43 countries, the company reaches customers in 78 countries, publishes 91 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 83 branded websites and sells nearly 40 million books, music and video products across the world each year. Further information about the company can be found at www.rda.com.

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RDA contacts:

Media: Evan Goetz, 212-850-5600

Investors: John McKeown, 646-293-6155